CONSENT OF COUNSEL



                  We consent to (a) the reference to us and our opinion as counsel for Fortune Brands, Inc., a Delaware corporation ("Registrant"), under the caption "Federal Income Tax Consequences" and (b) the incorporation by reference of our opinion as counsel for Registrant contained in Item 3, "Legal Proceedings", of the Annual Report on Form 10-K of Registrant for the fiscal year ended December 31, 1997, in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and the Prospectuses related thereto.





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April 28, 1998